SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 17, 2001

Wilshire Technologies, Inc.
(Exact Name of Registrant as Specified in charter)

California	0-20866	33-0433823
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5861 Edison Place, Carlsbad, California 92008
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (760) 929-7200

Item 5. Other Events

On December 17, 2001, the Company signed Stock Option Agreements with Trilon Dominion Partners, L.L.C. (“Trilon”) and E.I. DuPont de Nemours (“DuPont”), respectively.

Under the Trilon agreement, the Company has issued to Trilon (the Company’s largest shareholder owning over 73% of the Company’s outstanding shares), 8,011,039 shares of the Company’s unissued authorized stock in cancellation of $1,279,000 of indebtedness. The option agreement further reserves an initial 16,445,900 shares of stock (subject to further adjustments) at a price of $.14 per share, for further sale to Trilon. Trilon may exercise the option at any time before 2003.

In concurrence with the Trilon Stock Option Agreement, the Company also entered into an agreement with DuPont whereby DuPont surrendered its option to purchase 2 million shares of the Company’s common stock at $.50 per share in return for an option with an exercise price of $1 million. Upon exercise of the option, DuPont would receive 10% of the net proceeds if the Company were liquidated through a sale of assets or common stock to another company, which is not an affiliate of Trilon Dominion. Unless extended, the option expires on December 31, 2004.

The execution of the Trilon Agreement and the DuPont Agreement will cause certain anti-dilution adjustments under the 1997 Litigation Warrant Agreement between the Company and members of the Settlement Class in the 1994 “Amended Consolidated Class Action Complaint” against the Company. The Company will give written notice of the adjustments to exercise price and number of shares issuable to the Warrant holders.

Item 7. Financial Statements and Exhibits.

(a)  Financial Statements of Businesses Acquired.

     Inapplicable.

(b)  Pro forma financial information.

     None.

(c)  Exhibits.

Exhibit No.	Description

10.202	Stock Option Agreement dated December 17, 2001 between Trilon Dominion Partners, LLC and Wilshire Technologies Inc

10.203	Stock Option Agreement dated December 17, 2001 between E. I. DuPont de Nemours, Trilon Dominion Partners, LLC and Wilshire Technologies Inc

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSHIRE TECHNOLOGIES, INC

December 28, 2001	By:	/s/ KATHLEEN E TERRY

Kathleen E Terry Chief Financial Officer